Consent of Independent Registered Public Accounting Firm
We consent to the use of our audit report dated March 20, 2024, with respect to the statutory financial statements and financial statement schedules of Nationwide Life Insurance Company, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus that was previously filed with SEC and is incorporated by reference herein.
/s/ KPMG LLP
Columbus, Ohio
January 29, 2025